EXHIBIT 99.1

Contacts:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Delia Cannan (212) 687-8080

URS CORPORATION UPDATES FISCAL 2012 OUTLOOK

SAN FRANCISCO, CA – February 14, 2013 – URS Corporation (NYSE: URS) today announced that it has revised its outlook for Fiscal 2012, primarily as a result of a shift in the timing of a performance-based incentive award for achieving key milestones on a large chemical weapons demilitarization program.  The incentive award, which is approximately $15 million after-tax, or $0.20 per share, will be recognized in the first quarter of Fiscal 2013, instead of the fourth quarter of Fiscal 2012 as originally anticipated.  The chemical weapons demilitarization program is expected to continue for several years and URS will be eligible for additional incentive awards as the work transitions from the operations phase to the closure phase.

Accordingly, the Company now expects fully diluted earnings per share for Fiscal 2012 to be between $4.12 and $4.17, as compared to the previous range of $4.20 to $4.30.  URS continues to expect that Fiscal 2012 revenues will be approximately $11.0 billion.

URS will announce its fourth quarter and Fiscal 2012 results after the market close on Monday, February 25, 2013 and will host a conference call at 5:00 p.m. (EST) to discuss the results.  A live webcast will be available at http://investors.urs.com, along with a link to the Company’s 2012 fourth quarter and year-end earnings release when it becomes available.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial, oil and gas, and federal projects and programs. Headquartered in San Francisco, URS Corporation has more than 57,000 employees in a network of offices in nearly 50 countries (http://www.urs.com).

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Statements contained in this release that are not historical facts may constitute forward-looking statements, including statements relating to future revenues, future earnings per share, future incentive awards and programs, and other future business, economic and industry trends and conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties.  A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements: year-end adjustments that could arise in connection with completion of the annual audit; the delay or failure to receive incentive awards; declines in the economy or client spending; federal sequestration; changes in our book of business; our compliance with government regulations; impairment of our goodwill; integration of acquisitions; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; changes in commodity prices; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners’ ability to bid on, win, perform and renew contracts and projects; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; the impact of changes in laws and regulations; nuclear indemnifications and insurance; misstatements in expert reports; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in finance arrangements; risks associated with international operations; business activities in high security risk countries; information technology risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-Q for the period ended September 28, 2012, as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission.  The forward-looking statements represent our current intentions as of the date on which they were made and we assume no obligation to revise or update any forward-looking statements.

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